Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
In re	:
	:	Chapter 11
FAIRWAY GROUP HOLDINGS	:
CORP., et al.,	:	Case No. 16-11241 (MEW)
:
Debtors.(1)	:	(Jointly Administered)
x

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND
ORDER (I) APPROVING DEBTORS’ (A) DISCLOSURE
STATEMENT, (B) SOLICITATION OF VOTES AND VOTING

PROCEDURES AND (C) FORM OF BALLOTS, AND (II) CONFIRMING SECOND
AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION
OF FAIRWAYGROUP HOLDINGS CORP. AND ITS AFFILIATED DEBTORS

Fairway Group Holdings Corp. (“Holdings”) and certain of its affiliates, as debtors and debtors in possession in the above-captioned chapter 11 case (the “Debtors”), as “proponents of the plan” within the meaning of section 1129 of title 11 of the United States Code (the “Bankruptcy Code”) having proposed and filed (A) the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Fairway Group Holdings Corp. and Its Affiliated Debtors dated May 2, 2016 (ECF No. 16) (as the same has been amended, the “Plan”),(2) a copy of which is annexed hereto as Exhibit A, and that certain supplement to the Plan, dated and filed with the Bankruptcy Court on May 10, 2016 (as the documents contained

(1) The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows:  Fairway Group Holdings Corp. (1087); Fairway Group Acquisition Co. (2860); Fairway Bakery LLC (4129); Fairway Broadway LLC (8591); Fairway Chelsea LLC (0288); Fairway Construction Group LLC (2741); Fairway Douglaston LLC (2650); Fairway East 86th Street LLC (3822); Fairway Ecommerce LLC (3081); Fairway Greenwich Street LLC (6422); Fairway Group Central Services LLC (7843); Fairway Hudson Yards LLC (9331); Fairway Georgetowne LLC (9609); Fairway Group Plainview LLC (8643); Fairway Kips Bay LLC (0791); Fairway Nanuet LLC (9240); Fairway Paramus LLC (3338); Fairway Pelham LLC (3119); Fairway Pelham Wines & Spirits LLC (3141); Fairway Red Hook LLC (8813); Fairway Stamford LLC (0738); Fairway Stamford Wines & Spirits LLC (3021); Fairway Staten Island LLC (1732); Fairway Uptown LLC (8719); Fairway Westbury LLC (6240); and Fairway Woodland Park LLC (9544).  The location of the Debtors’ corporate headquarters is 2284 12th Avenue, New York, New York 10027.

(2) Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.  The rules of construction in section 102 of the Bankruptcy Code shall apply to this Order.

therein have been or may be further amended or supplemented, the “Plan Supplement”) (ECF No. 68) and (B) the Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Fairway Group Holdings Corp. and Its Affiliated Debtors, dated May 2, 2016 and filed with the Bankruptcy Court on May 3, 2016 (ECF No. 17) (the “Disclosure Statement”); and the Bankruptcy Court having entered an order on May 5, 2016 (ECF No. 51) (the “Scheduling Order”), which, (i) scheduled a combined hearing (the “Combined Hearing”) to consider approval of the Disclosure Statement and the Debtors’ solicitation procedures and prepetition solicitation of votes to accept or reject the Plan (the “Solicitation Procedures”) and confirmation of the Plan; (ii) established procedures for objecting to approval of the Disclosure Statement and the Solicitation Procedures, and confirmation of the Plan; (iii) approved the form, manner, and sufficiency of notice of the Combined Hearing, which included, among other things, information with respect to the commencement of these Chapter 11 Cases and the deferral of the meeting of creditors and equity holders pursuant to section 341(a) of the Bankruptcy Code (the “Section 341(a) Meeting”); (iv) directed that the Section 341(a) Meeting was deferred and need not be convened unless the Plan was not confirmed within sixty (60) days after the Commencement Date (as defined below); and (v) granted related relief; and an appropriate ballot for voting on the Plan (the “Ballot”), in the form attached as Exhibit D to the motion to approve the Solicitation Procedures (ECF No. 18) having been duly transmitted to holders of Class 3 Claims (Secured Loan Claims) in compliance with the Solicitation Procedures as set forth in the Affidavit of Service of Solicitation Materials (ECF No. 88) (the “Solicitation Affidavit”); and the Ballots having been tabulated in the manner set forth in the Declaration of Christina Pullo of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on Joint Prepackaged Chapter 11 Plan of Reorganization of Fairway Group Holdings Corp. and its

Affiliated Debtors, filed on May 26, 2016 (ECF No. 104) (the “Voting Certification”); and in compliance with the applicable provisions of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), the Amended Procedural Guidelines for Prepackaged Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of New York, as amended, effective December 1, 2009 (as adopted by General Order M-454) (the “Guidelines”), the Scheduling Order, and all other applicable laws, rules, and regulations; and the Combined Hearing having been held before the Bankruptcy Court on June 7, 2016 after due and sufficient notice was given to (i) all of the Debtors’ known creditors and equity interest holders; (ii) the Office of the U.S. Trustee for Region 2; (iii) King & Spalding LLP, the attorneys for Credit Suisse AG, Cayman Islands Branch, as (x) Prepetition Credit Agreement Agent and (y) DIP Agent; (iv) the Securities and Exchange Commission; (v) the Internal Revenue Service; (vi) the United States Attorney’s Office for the Southern District of New York; (vii) all other entities required to be served under Bankruptcy Rules 2002 and 3017; and (viii) all other parties-in-interest (collectively, the “Master Service List”) in accordance with the Scheduling Order, the Guidelines, the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, in each case established by the affidavits of service, mailing, and/or publication filed with the Bankruptcy Court, including (1) the Affidavit of Service of Jay Gerber Regarding Notice of the Combined Hearing, dated May 11, 2016 (ECF No. 71); (2) the Affidavit of Service of Kadeem Champagnie Regarding the Scheduling Order dated May 11, 2016 (ECF No. 70); (3) the Affidavit of Service of Carolyn K. Lingo Regarding the Filing of the Plan Supplement, dated May 13, 2016 (ECF No. 80); (4) the Affidavit of Service of Herb Baer Regarding Publication of the Combined Notice in New York

Times (National Edition) and Wall Street Journal, dated May 11, 2016 (ECF No. 72), (collectively, the “Notice Affidavits”), and such notice being sufficient under the circumstances and no further notice being required; and due notice of the Plan Supplement having been given to the Master Service List and all holders of Claims in Class 3 (Secured Loan Claims) in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, and the Solicitation Procedures; and based upon and after full consideration of the entire record of the Combined Hearing, including (A) the Disclosure Statement, the Plan (including the Plan Supplement), and the Voting Certification; (B) the Debtors’ memorandum of law in support of approval of the Disclosure Statement and Confirmation of the Plan, dated June 6, 2016 (ECF No. 147) in support of confirmation of the Plan; (C) the Declaration of Dennis Stogsdill in Support of confirmation of the Plan (the “Stogsdill Declaration”), dated June 6, 2016, [ECF No. 148); and (D) the Notice Affidavits; and the Bankruptcy Court being familiar with the Disclosure Statement and the Plan and other relevant factors affecting the Debtors’ Chapter 11 Cases; and the Bankruptcy Court being fully familiar with, and having taken judicial notice of, the entire record of the Debtors’ Chapter 11 Cases; and upon the arguments of counsel and the evidence proffered and adduced at the Combined Hearing; and the Bankruptcy Court having found and determined that the Disclosure Statement and the Solicitation Procedures should be approved and the Plan should be confirmed as reflected by the Bankruptcy Court’s rulings made herein and at the Combined Hearing; and after due deliberation and sufficient cause appearing therefor; the Bankruptcy Court hereby FINDS, DETERMINES, AND CONCLUDES that:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.                                    Findings and Conclusions.  The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.                                    Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)).  The Bankruptcy Court has jurisdiction over the Debtors’ Chapter 11 Cases pursuant to 28 U.S.C. § 1334.  Approval of the Disclosure Statement and the Solicitation Procedures and confirmation of the Plan are core proceedings pursuant to 28 U.S.C. § 157(b) and this Bankruptcy Court has jurisdiction to enter a final order with respect thereto.  The Debtors are eligible debtors under section 109 of the Bankruptcy Code.  Venue is proper before this Bankruptcy Court pursuant to 28 U.S.C. §§ 1408 and 1409.  The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

C.                                    Chapter 11 Petitions.  On May 2, 2016 (the “Commencement Date”), each Debtor commenced with this Bankruptcy Court a voluntary case under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”).  The Debtors are authorized to continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed pursuant to section 1104 of the Bankruptcy Code.  No statutory committee of unsecured creditors has been appointed pursuant to section 1102 of the Bankruptcy Code.  Further, in accordance with an order of this Bankruptcy Court, the Debtors’ cases are being jointly administered pursuant to Bankruptcy Rule 1015(b).

D.                                    Judicial Notice.  The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases.

E.                                     Burden of Proof.  The Debtors have the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.  Each Debtor has met such burden.

F.                                      Adequacy of Disclosure Statement.  The Disclosure Statement (a) contains adequate information of a kind generally consistent with the disclosure requirements of applicable non-bankruptcy law, including the Securities Act, (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, and (c) is approved in all respects.  To the extent that the Debtors’ solicitation of acceptances of the Plan is deemed to constitute an offer of new securities, the Debtors are exempt from the registration requirements of section 4(a)(2) of the Securities Act and of any equivalent state securities or “blue sky” laws.  Section 4(a)(2) exempts from registration under the Securities Act all “transactions by an issuer not involving any public offering.”  15 U.S.C. § 77d(2).  The Debtors have complied with the requirements of section 4(a)(2) of the Securities Act, as the prepetition solicitation of acceptances would constitute a private placement of securities.  The solicitation to creditors was made only to those holders of Class 3 Claims (Secured Loan Claims) who are qualified institutional buyers (as defined in Rule 144a of the Securities Act), “Institutional Accredited Investors” (within the meaning of rule 501(a) of Regulation D of the Securities Act) or Non-”U.S. Persons” (as defined in regulation S of the Securities Act), as creditors were required to certify on their Ballots that they belonged to one of the foregoing categories of investors.

G.                                    Prepetition Solicitation.  Prior to the Commencement Date, the Debtors, through their administrative agent, Prime Clerk, caused the Disclosure Statement (which included as exhibits thereto, among other things, the Plan, the Restructuring Support Agreement, the Exit Commitment Letter (and related Exit Term Sheet), the DIP Commitment Letter (and related DIP Term Sheet), and a Liquidation Analysis), the Ballot, and a solicitation letter (collectively the “Solicitation Package”), to be transmitted and served in compliance with sections 1125(g) and 1126(b) of the Bankruptcy Code, the Bankruptcy Rules (including Bankruptcy Rules 3017 and 3018) the Local Rules, the Guidelines, the Scheduling Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws, and regulations applicable to such solicitation.  As set forth in the Voting Certification, the Solicitation Packages were transmitted to and served on holders of Claims in Class 3 (Secured Loan Claims) — the only Class of Claims entitled to vote to accept or reject the Plan — on May 2, 2016.  See Voting Affidavit ¶ 1.  Each holder of Class 3 Claims (Secured Loan Claims) received a customized “E-Ballot”.  The form of the Ballot adequately addressed the particular needs of these Chapter 11 Cases and was appropriate for holders of Claims in Class 3 (Secured Loan Claims).  The instructions on the Ballots advised parties that for a Ballot to be counted, the Ballot would have to be properly completed, signed, and submitted to Prime Clerk through its E Ballot Platform so that it was actually received by Prime Clerk by no later than 5:00 p.m. (Prevailing Eastern Time) on May 12, 2016 (the “Voting Deadline”).  The period during which the Debtors solicited acceptances to the Plan was a reasonable period of time for holders to make an informed decision to accept or reject the Plan.  The Debtors were not required to solicit votes from the holders of Claims or Interests in Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 4 (General Unsecured Claims), Class 5 (Intercompany Claims) and Class 7 (Intercompany Interests) (collectively, the “Unimpaired Classes”), as each such class is unimpaired under the Plan.  The Debtors also were not required to solicit votes from the holders of Claims or Interests in Class 6 (Existing Holdings Interests) and Class 8 (Subordinated Securities Claims) (collectively, the “Non-Voting Impaired Classes”) as such Classes will not receive any recovery under the Plan and are deemed to reject the Plan.  As described in and as evidenced by the Voting Certification, the Solicitation Affidavit and the Notice Affidavits, the transmittal and service of the Plan, the Disclosure Statement, the Ballot, and the solicitation letter (all of the foregoing, the “Solicitation”) were timely, adequate, and sufficient under the circumstances and no other or further Solicitation was or shall be required.  The Solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was conducted in good faith and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order, and any other applicable rules, laws, and regulations.  The Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys are entitled to the protection of section 1125(e) of the Bankruptcy Code.

H.                                   Mailing and Publication of Combined Notice.  On or before May 9, 2016, the Debtors caused to be mailed the Notice of (I) Commencement of Chapter 11 Cases of Fairway Group Holdings Corp. and Certain Affiliates, Summary of Joint Prepackaged Plan of Reorganization of Fairway Group Holdings Corp. et al., and (II) Combined Hearing on (A) Adequacy of Disclosure Statement and Solicitation Procedures, (B) Confirmation of Plan of

Reorganization and (III) Related Matters (the “Combined Notice”) to the Master Service List and other parties in interest in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, and the Solicitation Procedures, and published a notice substantially similar to the Combined Notice in New York Times (National Edition) and the Wall Street Journal on May 10, 2016.  See Notice Affidavits (ECF Nos. 71 and 72).  The Debtors have given proper, adequate, and sufficient notice of the Combined Hearing, as required by Bankruptcy Rule 3017(a) and (d).  Proper, adequate, and sufficient notice of the Disclosure Statement, Plan, and the deadlines for filing objections to the Disclosure Statement and Plan has been given to all known holders of Claims or Interests and all parties on the Master Service List, substantially in accordance with the Solicitation Order and Guidelines.  No other or further notice was or shall be required.

I.                                        Tabulation Results.  On May 26, 2016, the Debtors filed the Voting Certification (ECF No 104) certifying the method and results of the Ballot tabulation for Class 3 (Secured Loan Claims).  As of the Voting Deadline, 100% in amount and 100% in number of holders of claims in Class 3 (Secured Loan Claims) that voted on the Plan by the Voting Deadline voted to accept the Plan.  Accordingly, pursuant to the requirements of section 1126 of the Bankruptcy Code, the Bankruptcy Court finds that Class 3 (Secured Loan Claims) accepted the Plan.  All procedures used to tabulate the Ballots were fair, reasonable, and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order, and all other applicable rules, laws and regulations.

J.                                        Joint Chapter 11 Plan.  The Plan is a joint chapter 11 plan for each of the Debtors, with the Plan for each Debtor being nonseverable and mutually dependent on the Plan for each other Debtor.

K.                                    Plan Supplement.  On May 10, 2016, the Debtors filed the Plan Supplement, consisting of (i) the Third Amended and Restated Certificate of Incorporation of Holdings; (ii) the Second Amended and Restated Bylaws of Holdings; (iii) the Exit Commitment Letter and the Exit Term Sheet; (iv) redlines of the Exit Commitment Letter and Exit Term Sheet against the versions filed with the Disclosure Statement; and (v) the Shareholders Agreement Term Sheet.  All such materials comply with the terms of the Plan, and the filing and notice of such documents was good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order and all other applicable rules, laws, and regulations and no other or further notice is or shall be required.

L.                                     Modification of the Plan.  On June 6, 2016, the Debtors made certain modifications to the Plan that do not materially adversely affect or change the treatment of any Claims.  Accordingly, pursuant to Bankruptcy Rule 3019, such modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or re-solicitation of votes under Section 1126 of the Bankruptcy Code, nor do they require that holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan.  To the extent any creditor or party in interest has not accepted the modifications to the Plan in writing, the treatment of Claims of any such creditors under the Plan, as modified, is not adverse and, pursuant to Local Rule 3019-1, holders of Claims who voted to accept the solicitation version of the Plan are deemed to accept the Plan as modified.

M.                                 Bankruptcy Rule 3016(a).  In accordance with Bankruptcy Rule 3016, the Plan is dated and identifies the Debtors as proponents of the Plan.

Compliance with Requirements of Section 1129 of Bankruptcy Code

N.                                    Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with the applicable provisions of the Bankruptcy Code and thereby satisfies section 1129(a)(1) of the Bankruptcy Code.  More particularly:

(i)                                     Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  In addition to Administrative Expense Claims (Section 2.1 of the Plan), Fee Claims (Section 2.2 of the Plan), Priority Tax Claims (Section2.3 of the Plan), DIP Claims (Section 2.4 of the Plan), and Credit Agreement Agent Fees (Section 2.5 of the Plan), which need not be classified, Articles III and IV of the Plan classify eight (8) Classes of Claims or Interests for each of the Debtors.  The Claims or Interests placed in each Class are substantially similar to the other Claims or Interests, as the case may be, in each such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims or Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests.  The Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(ii)                                  Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Articles III and IV of the Plan specify that holders of Claims or Interests in Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 4 (General Unsecured Claims), Class 5 (Intercompany Claims), and Class 7 (Intercompany Interests) are unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

(iii)                               Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Articles III and IV of the Plan designate holders of Claims or Interests in Class 3 (Secured Loan Claims), Class 6 (Existing Holdings Interests), and Class 8 (Subordinated Securities Claims) as impaired within the meaning of section 1124 of the Bankruptcy Code and specify the treatment of the Claims or Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

(iv)                              No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

(v)                                 Implementation of Plan (11 U.S.C. § 1123(a)(5)).  The Plan, including the various documents and agreements set forth in the Plan Supplement, provide adequate and proper means for the implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, including:  (a) all corporate action set forth in Article V of the Plan, including the adoption and filing of the Amended Organization Documents and the Shareholders Agreement pursuant to applicable law; (b) the issuance of New Common Stock; (c) the conversion of (1) the outstanding principal amount of the DIP Term Loan and any reimbursement obligations under the DIP Letter of Credit Facility into the First Out Exit Term Loan, and (2) the letters of credit under the DIP Letter of Credit Facility to letters of credit under the Exit Letter of Credit Facility; (d) the entry into the Exit Facility and the funds that will be available to the Reorganized Debtors thereunder; (e) provisions governing distributions under the Plan; and (f) the cancellation of Existing Holdings Interests.

(vi)                              Non-Voting Equity Securities / Allocation of Voting Power (11 U.S.C. § 1123(a)(6)).  The third amended certificate of incorporation of Fairway Group Holdings, Corp., which is included in the Plan Supplement, prohibits the issuance of non-voting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code, and authorizes the issuance of one (1) class of common stock (the New Common Stock).  Pursuant to the Plan, only the New Common Stock is being issued.  The issuance of the New Common Stock complies with section 1123(a)(6) of the Bankruptcy Code.

(vii)                           Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  Section 5.7 of the Plan provides that, the composition of each board of directors or managers, as applicable, and, to the extent applicable, the officers of each Reorganized Debtor, will be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.  On June 3, 2016, the Debtors filed with the Court the Notice of Proposed Officers and Directors of Reorganized Debtors Pursuant to Bankruptcy Code Section 1129(a)(5) (ECF No. 143) (the “Notice of D&O”) identifying the directors or managers, as applicable, and, to the extent applicable, the officers, who will serve in such capacity with respect to one or more of the Debtors.  The Plan provisions governing the manner of selection of any officer, director, or manager under the Plan are consistent with the interests of creditors and equity security holders and with public policy in accordance with section 1123(a)(7) of the Bankruptcy Code.

(viii)                        Impairment/Unimpairment of Classes of Claims or Interests (11 U.S.C. § 1123(b)(1)).  As contemplated by section 1123(b)(1) of the Bankruptcy Code, and pursuant to section 1124 of the Bankruptcy Code, Articles III and IV of the Plan classify and describe the treatment for the Unimpaired Classes and Impaired Classes.

(ix)                              Assumption and Rejection (11 U.S.C. § 1123(b)(2)).  Section 8.1 of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of sections 365(b) of the Bankruptcy Code and 1123(b)(2) of the Bankruptcy Code.

(x)                                 Retention of Causes of Action/Reservation of Rights (11 U.S.C. § 1123(b)(3)).  Pursuant to Section 10.8 of the Plan and in compliance with section 1123(b)(3)(B) of the Bankruptcy Code, except as otherwise set forth in the Plan, the Plan reserves the Debtors’ rights, Claims, Causes of Action, rights of setoff or recoupment or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, with respect to the litigation styled Fairway Paramus LLC v. Public Service Electrical & Gas Co., Action No. L-8139-15 (N.J. Super. Ct.) and the proof of claim of Fairway Group Central Services LLC against White Rose, Inc. in the bankruptcy proceeding styled In re ADI Liquidation, Inc. (f/k/a AWI Delaware, Inc.), et al. (Ch. 11 Case No. 14-12092 (KJC) (Bankr. D. Del.), and any other affirmative Causes of Action against parties with a relationship with the Debtors.

(xi)                              Modification of Rights (11 U.S.C. § 1123(b)(5)).  In accordance and in compliance with section 1123(b)(5) of the Bankruptcy Code, the Plan properly modifies the rights of holders of Claims in Class 3 (Secured Loan Claims) and Class 8 (Subordinated Securities Claims).  The Plan also leaves unaffected the rights of holders of Claims in Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 4 (General Unsecured Claims), and Class 5 (Intercompany Claims).

(xii)                           Additional Plan Provisions (11 U.S.C. § 1123(b)(6)).  The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code and applicable law, including (i) the release, discharge, injunction and exculpation provisions set forth in Article X of the Plan, and (ii) the exemption, pursuant to section 1145 of the Bankruptcy Code, or, if applicable, section 4(a)(2) of the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa (as amended from time to time, the “Securities Act”), of the offer, issuance, and distribution of New Common Stock, which will be freely tradable by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933, (b) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (c) the restrictions, if any, on the transferability of such securities contained in the Shareholders Agreement, and (d) applicable regulatory approval, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

(xiii)                        Debtors Are Not Individuals (11 U.S.C. § 1123(c)).  The Debtors are not individuals and, accordingly, section 1123(c) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

(xiv)                       Cure of Defaults (11 U.S.C. § 1123(d)).  Section 8.3 of the Plan provides for the satisfaction of default claims associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code.  In accordance with the treatment under the Plan of Claims in Class 4 (General Unsecured Claims), which provides that the Debtors shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business, the Debtors have paid or will pay Cure amounts in the ordinary course.  To the extent the Debtors were unable to agree upon the amount necessary to cure any amounts due prior to assumption, such cure amount will be determined in accordance with the underlying agreement and applicable nonbankruptcy law.  The Plan complies with section 1123(d) of the Bankruptcy Code.

O.                                    Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtors have complied with the applicable provisions of the Bankruptcy Code.  Specifically:

(i)                                     Each of the Debtors is an eligible debtor under section 109 of the Bankruptcy Code;

(ii)                                  The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and

(iii)                               The Debtors have complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126(b), the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order, applicable non-bankruptcy law and all other applicable laws, rules, and regulations in transmitting the Plan, the Plan Supplement, the Disclosure Statement, the Ballots and related documents and notices and in soliciting and tabulating the votes on the Plan.

P.                                      Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement, and the record of the Combined Hearing and other proceedings held in these Chapter 11 Cases.  The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates and to effectuate a successful reorganization of the Debtors.  The Plan (including all documents necessary to effectuate the Plan) and the Definitive Documents were negotiated in good faith and at arms’ length among the Debtors, the DIP Agent, the DIP Lenders, the Credit Agreement Agent, and the Consenting Lenders.  Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions have been negotiated in good faith and at arms’ length, are consistent with sections 105, 1122, 1123(b)(6), 1123(b)(3)(A), 1129, and 1142 of the Bankruptcy Code, and are each integral to the Plan, supported by valuable consideration, and necessary for the Debtors’ successful reorganization.

Q.                                    Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).  Any payment made or to be made by the Debtors for services or for costs and expenses of the Debtors’ professionals in connection with their Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, is subject to the approval of the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

R.                                    Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.  The Plan provides that, from and after the Effective Date, the board of directors or managers and officers, as applicable, of the Reorganized Debtors shall consist of those individuals listed in the Notice of D&O, which includes information about the directors’ and officers’ affiliations or individuals appointed in accordance with the Amended Organizational Documents.  Except as set forth in the Plan, provisions regarding members of the Holdings board of directors shall be as set forth in the Amended Organizational Documents.  Accordingly, the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against or Interests in the Debtors and with public policy.

S.                                      No Rate Changes (11 U.S.C. § 1129(a)(6)).  The Plan does not provide for rate changes by any of the Reorganized Debtors.  Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

T.                                     Best Interest of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis included in the Disclosure Statement and the Stogsdill Declaration (i) is persuasive and credible; (ii) has not been controverted by other evidence; and (iii) establishes that each holder of an impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

U.                                    Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  Holders of Claims or Interests in Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 4 (General Unsecured Claims), Class 5 (Intercompany Claims), and Class 7 (Intercompany Interests) are not impaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Class 3 (Secured Loan Claims) has voted to accept the Plan in accordance with sections 1126(b) and (c) of the Bankruptcy Code, without regard to the votes of insiders of the Debtors.  Holders of Interests in Class 6 (Existing Holdings Interests) and Claims in Class 8 (Subordinated Securities Claims) will not receive or retain any property on account of their Interests or Claims and, as such, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that holders of Interests in Class 6 (Existing Holdings Interests) and Claims in Class 8 (Subordinated Securities Claims) are impaired and are deemed to have rejected the Plan.

V.                                    Treatment of Administrative Expense Claims, Priority Tax Claims, DIP Claims and Other Priority Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Allowed Administrative Expense Claims (which include the DIP Claims and the Fee Claims) pursuant to Section 2.1 of the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code.  The treatment of Priority Non-Tax Claims pursuant to Section 4.1 of the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code.  The treatment of Priority Tax Claims pursuant to Section 2.3 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

W.                                 Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)).  Class 3 (Secured Loan Claims) is impaired and voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

X.                                    Feasibility (11 U.S.C. § 1129(a)(11)).  The information in the Disclosure Statement and the Stogsdill Declaration (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that the Plan is feasible and that there is a reasonable prospect of the Reorganized Debtors being able to meet their financial obligations under the Plan and their business in the ordinary course, and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

Y.                                    Payment of Statutory Fees (11 U.S.C. § 1129(a)(12)).  All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Code, have been or will be paid on or before the Effective Date pursuant to Section 12.1 of the Plan, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

Z.                                     Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  Pursuant to the Plan, all employee compensation and Benefit Plans of the Debtors in effect and Collective Bargaining Agreements to which the Debtors are a party as of the Commencement Date, including benefit plans and programs subject to section 1114 and 1129(a)(13) of the Bankruptcy Code, shall be deemed to be, and shall be treated as if they were, executory contracts assumed under the Plan.  Accordingly, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

AA.                 No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation.  Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

BB.                 Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)).  The Debtors are not individuals, and accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

CC.                           No Applicable Non-bankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).  The Debtors are each a moneyed, business, or commercial corporation, and accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

DD.                           No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)).  Class 6 (Existing Holdings Interests) and Class 8 (Subordinated Securities Claims) are deemed to have rejected the Plan.  Based upon the evidence proffered, adduced, and presented by the Debtors at the Combined Hearing, the Plan does not discriminate unfairly with respect to and is fair and equitable with respect to the aforementioned Classes, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code.  Thus, the Plan may be confirmed notwithstanding the deemed rejection of the Plan by these Classes.

EE.                             Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only plan filed in each of these cases, and accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

FF.                               Principal Purpose of Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act and no governmental entity has objected to the confirmation of the Plan on any such grounds.  The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

GG.                           Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record before the Bankruptcy Court in these Chapter 11 Cases, including evidence presented at the Combined Hearing the Debtors and the other Exculpated Parties (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, the Local Rules, the Guidelines and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 10.7 of the Plan.

HH.                         Satisfaction of Confirmation Requirements.  Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

II.                                   Implementation.  All documents necessary to implement the Plan, including the documents contained in the Plan Supplement, the Definitive Documents, and all other relevant and necessary documents have been negotiated in good faith and at arms’ length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

JJ.                                   Executory Contracts and Unexpired Leases.  Following consultation with the Consenting Lenders, the Debtors have exercised reasonable business judgment in determining whether to assume or reject executory contracts and unexpired leases pursuant to Section 8.1 of the Plan.  Each assumption of an executory contract or unexpired lease pursuant to Section 8.1 of the Plan shall be legal, valid, and binding upon the Debtors or Reorganized Debtors and their successors and assigns and all non-Debtor parties and their successors and assigns to such executory contract or unexpired lease, all to the same extent as if such assumption have been effectuated pursuant to an order of the Bankruptcy Court under section 365 of the Bankruptcy Code entered before entry of this Confirmation Order.  Moreover, the Debtors have Cured, or provided adequate assurance that the Debtors or Reorganized Debtors or their successors and assigns, as applicable, will Cure, defaults (if any) under or relating to each of the executory contracts and unexpired leases that are being assumed by the Debtors pursuant to the Plan.

KK.                           Injunction, Exculpation, and Releases.  The Bankruptcy Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code and authority under section 105 of the Bankruptcy Code to approve the injunctions or stays, injunction against interference with the Plan, releases, and exculpation set forth in in the Plan, including in Sections 10.4, 10.5, 10.6 and 10.7 of the Plan, respectively.  As has been established here based upon the record in the Chapter 11 Cases and the evidence presented at the Combined Hearing, such provisions (i) were given in exchange for good and valuable consideration; (ii) were integral to the agreements among the various parties in interest and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code; (iii) confer substantial benefits on the Debtors’ Estates; (iv) are fair, equitable and reasonable; (v) are in the best interests of the Debtors, their Estates, and parties in interest; and (vi) failure to implement the injunctions, exculpation, and releases would seriously impair the Debtors’ ability to confirm and implement the Plan.  Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the injunctions, releases, and exculpation set forth in the Plan and implemented by this Confirmation Order are fair, equitable, reasonable, and in the best interests of the Debtors, the Reorganized Debtors and their Estates, creditors and equity holders.  The releases of non-Debtors under the Plan are fair to holders of Claims, are necessary to the proposed reorganization, and/or are given in exchange for, and are supported by, fair, sufficient, and adequate consideration provided by each and all of the parties receiving such releases.  The exculpations granted under the Plan are reasonable in scope as the exculpation provision does not relieve any party of liability for an act or omission to the extent such act or omission is the result of willful misconduct or gross negligence.  The record of the Combined Hearing and these Chapter 11 Cases is sufficient to support the injunctions, releases, and exculpation provided for in the Plan, including Sections 10.4, 10.5, 10.6 and 10.7 of the Plan.  Accordingly, based upon the record of these Chapter 11 Cases, the representations of the parties, and/or the evidence proffered, adduced, and/or presented at the Combined Hearing, the injunctions, exculpation, and releases set forth in Article X of the Plan are consistent with the Bankruptcy Code and applicable law.

LL.                             Good Faith.  The Debtors and the Released Parties have filed the Plan in good faith and will be acting in good faith if they proceed to (i) consummate the Plan and the agreements, settlements, transactions and transfers contemplated thereby and (ii) take the actions authorized and directed by this Confirmation Order.

MM.                     Exit Facility.  The Exit Facility is the best financing alternatives available to the Debtors.  The availability of the Exit Facility is necessary to the consummation of the Plan and the operation of the Reorganized Debtors, and constitutes reasonably equivalent value and fair consideration.  The terms and conditions of the Exit Facility are described in the Commitment Letter and Exit Term Sheet both of which are annexed to the Plan Supplement as Exhibit C1.  The terms of the Exit Facility are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, are supported by reasonably equivalent value and fair consideration and are in the best interests of the Debtors’ Estates and their creditors.  The execution, delivery, or performance by the Debtors or Reorganized Debtors, as the case may be, of any documents in connection with the Exit Facility and compliance by the Debtors or Reorganized Debtors, as the case may be, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Confirmation Order.  The financial accommodations to be extended pursuant to the Exit Facility documents are being extended in good faith, for legitimate business purposes, are reasonable, and shall not be subject to recharacterization for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any other applicable non-bankruptcy law.  The Exit Facility documents, any associated fee letters, and any definitive loan documentation, shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors enforceable in accordance with their terms.  On the Effective Date, all of the liens and security interest to be granted in accordance with the Exit Facility documents shall be deemed approved and shall be legal, valid, binding and enforceable liens on the collateral for the Exit Facility.  The security interests and liens granted in accordance with the Exit Facility documents shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.  The Debtors and/or Reorganized Debtors and the persons granted such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order.  All fees, costs, and expenses paid by the Debtors or to be paid (if any) by the Reorganized Debtors in connection with the Exit Facility are hereby ratified and approved.

NN.                           Conditions Precedent to Confirmation and Effective Date.  The conditions precedent to the confirmation of the Plan and the Effective Date, set forth in Section 9.1 and 9.2, of the Plan may be waived in writing by the Debtors with the prior written consent of the Requisite Lenders, without notice or order of the Bankruptcy Court.

OO.                           Retention of Jurisdiction.  The Bankruptcy Court may properly, and upon the Effective Date shall, retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.                                      Findings of Fact and Conclusions of Law.  The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014.  To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.                                      Combined Notice.  The Combined Notice complied with the terms of the Scheduling Order, was adequate based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code; the Bankruptcy Rules, the Local Rules, the Guidelines and applicable non-bankruptcy law.

3.                                      Solicitation.  The solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the

Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines and applicable non-bankruptcy law.

4.                                      Ballots.  The form of Ballot annexed to the motion to approve the Solicitation Procedures is adequate and appropriate, is in compliance with Bankruptcy Rule 3018(c) and the Guidelines, substantially conforms to Official Form No. 14 and is approved in all respects.

5.                                      Confirmation of Plan.  The Plan and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code.  The documents contained in or contemplated by the Plan are authorized and approved.  The terms of the Plan are incorporated by reference into and are an integral part of this Confirmation Order.

6.                                      Objections.  Any objections to the Plan and/or Disclosure Statement that have not been withdrawn, waived or settled, and all reservations of rights included therein, are hereby overruled on the merits and denied with prejudice.

7.                                      Binding Effect.  Pursuant to section 1141 and the other applicable provisions of the Bankruptcy Code, on or after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the provisions of the Plan (including the exhibits thereto and all documents and agreements executed pursuant thereto or in connection therewith), and this Confirmation Order shall bind the Debtors, the Reorganized Debtors, all holders of Claims or Interests of the Debtors (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted or rejected the Plan), any other person giving, acquiring, or receiving property under the Plan, any and all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, any other party in interest in the Chapter 11 Cases and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.  On the Effective Date, all settlements, compromises, releases, waivers, discharges, exculpations and injunctions set forth in the Plan shall be effective and binding on Persons who may have had standing to assert any settled, compromised, released, waived, discharged, exculpated or enjoined Causes of Action after the Effective Date.

8.                                      Free and Clear.  From and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order or the Amended and Restated Credit Agreement (including the Exit Facility).  On and after the Effective Date, the Reorganized Debtors may take any action, including, without limitation, the operation of their businesses, the use, acquisition, sale, lease and disposition of property and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

9.                                      Implementation of Plan.  On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, but not limited to (i) the Amended Organizational Documents; (ii) the Exit Facility; (iii) the Amended and Restated Credit Agreement; (iv) the Shareholders Agreement; and (v) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals required to execute the foregoing shall be effective notwithstanding any requirements under non-bankruptcy law.  Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers, to execute, deliver, file or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

10.                               DIP Claims.  On the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction of the Allowed DIP Claims, (a) the outstanding principal amount of the DIP Term Loan and any reimbursement obligations under the DIP Letter of Credit Facility shall be converted to the First Out Exit Term Loan under the Amended and Restated Credit Agreement; (b) the letters of credit under the DIP Letter of Credit Facility shall be deemed issued under the Amended and Restated Credit Agreement as letters of credit under the Exit Letter of Credit Facility; (c) the DIP Shares shall be issued to the DIP Term Loan Lenders in full and complete satisfaction of the Exit Fee (as defined in the DIP Commitment Letter and related DIP Term Sheet) payable to the DIP Lenders (which is hereby approved upon entry of this Confirmation Order); and (d) the DIP Agent Fees shall be paid in full, in Cash.  Upon satisfaction of the DIP Claims, all Liens and security interests granted to secure the DIP Facility shall be deemed cancelled and shall be of no further force and effect and each Allowed DIP

Claim shall be deemed to be fully satisfied, settled, released and compromised.  In addition, upon submission of documented invoices to the Reorganized Debtors and without the necessity of making an application to this Court, the Reorganized Debtors shall pay the reasonable fees and expenses of the DIP Agent in accordance with Section 2.4 of the Plan.

11.                               Sources of Consideration for Plan Distributions.  All consideration necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances of the Debtors and the proceeds issued under the First Out Exit Term Loan.  The Reorganized Debtors may also make such payments using Cash received from their non-debtor subsidiaries through the Reorganized Debtors’ consolidated cash management systems.

12.                               Issuance of New Common Stock.  The Debtors or Reorganized Debtors, as applicable, are authorized to issue the New Common Stock.  The New Common Stock shall be, upon execution and delivery, legal, valid, and binding obligations of the Reorganized Debtors and enforceable against the Reorganized Debtors in accordance with their terms.

13.                               Compliance with Section 1123(a)(6) of Bankruptcy Code.  The third amended and restated certificate of incorporation of Fairway Group Holdings Corp. and the terms governing the issuance of the New Common Stock comply in all respects with section 1123(a)(6) of the Bankruptcy Code, and are hereby approved.  The adoption and filing by reorganized Fairway Group Holdings Corp. of the third amended and restated certificate of incorporation is hereby authorized, ratified, and approved.  The Debtors have complied in all respects, to the extent necessary, with section 1123(a)(6) of the Bankruptcy Code.

14.                               Exemption from Securities Law.  The issuance of and the distribution of New Common Stock under Section 5.4 of the Plan shall be exempt from registration under the

Securities Act, as amended, and other applicable securities laws without further act or action by any Person pursuant to section 1145 of the Bankruptcy Code, or, if applicable, 4(a)(2) of the Securities Act of 1933.

15.                               Cancellation of Existing Securities and Agreements.  On the Effective Date, except for executory contracts and unexpired leases that have been assumed by the Debtors, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Plan) and any rights of any holder in respect thereof, including, without limitation, the Credit Agreement and the DIP Loan Agreement, shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged.  Notwithstanding such cancellation and discharge, the Credit Agreement and DIP Loan Agreement shall continue in effect (a) to the extent necessary to allow the holders of Allowed Secured Loan Claims and Allowed DIP Claims to receive distributions under the Plan; (b) to the extent necessary to allow the Debtors, Reorganized Debtors, Credit Agreement Agent, and/or DIP Agent to make post-Effective Date distributions or take such other action pursuant to the Plan on account of the Secured Loan Claims and/or DIP Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims; (c) as necessary to allow the DIP Agent, the Credit Agreement Agent, the DIP Lenders, and the Senior Secured Lenders to make claims against Lake Grove under the DIP Loan Agreement and Credit Agreement; and (d) to appear in the Chapter 11 Cases.

16.                     Cancellation of Liens.  Except as otherwise specifically provided in the Plan with respect to Classes 2 and 3, any Lien securing a Class 2 Claim (Other Secured Claim) that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured

Claim shall be authorized and directed to release any collateral or other property of the Debtors held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.  Upon satisfaction of the DIP Claims, as set forth in Section 2.4 of the Plan, all Liens and security interests granted to secure the DIP Facility shall be deemed cancelled and shall be of no further force and effect.

17.                     Subordination.  Except as otherwise expressly provided in the Plan, this Confirmation Order, or a separate order of this Bankruptcy Court, the classification and manner of satisfying all Claims or Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.  All subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, the distributions under the Plan to the holders of Allowed Claims will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

18.                               Benefit Plans.  Subject to Section 5.10 of the Plan, all employee compensation and Benefit Plans of the Debtors in effect as of the Commencement Date, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan.

19.                               Assumption of Contracts and Leases.  Pursuant to Section 8.1 of the Plan, effective as of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties are deemed assumed, pursuant to section 365 of the Bankruptcy Code, except for an executory contract or unexpired lease that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court; (b) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors, each under section 365 of the Bankruptcy Code before the entry of this Confirmation Order; or (c) is the subject of a pending objection regarding assumption pursuant to section 365 of the Bankruptcy Code (a “Cure Dispute”), including (1) that certain lease (the “Staten Island Lease”), dated August 6, 2014, between GGP Staten Island Mall LLC (“GGP SI”), as landlord, and Fairway Staten Island LLC, as tenant, referred to in the assumption objection of GGP SI filed at ECF No. 102, and (2) that certain vendor supply agreement (“UNFI VSA”), dated July 1, 2013, between United Natural Foods, Inc. (“UNFI”) and Fairway Group Central Services, Inc. referred to in the assumption objection of UNFI filed at ECF No. 137 (collectively, (a)—(c), the “Deferred Contracts”).  Other than with respect to the Deferred Contracts, this Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365(b) and 1123(b) of the Bankruptcy Code approving the contract or lease assumptions described above, effective as of the Effective Date.  The inclusion of the Staten Island Lease and the UNFI VSA in the Assumption Notice (defined in paragraph 20 below) constitutes a motion for assumption by the Debtors that has been adjourned without date and shall be scheduled for hearing by the Debtors for a determination by the Bankruptcy Court on a date that is agreed to with GGP SI or UNFI, as applicable.  Except as modified by any agreement among the parties entered into during the pendency and/or after the Chapter 11 Cases, all parties’ rights with respect to the Deferred Contracts are fully preserved and the consensual adjournment shall not prejudice any arguments the parties may make.

20.                               Notice of Assumption.  On May 13, 2016, the Debtors filed and served the Notice of Assumption of Executory Contracts and Unexpired Leases of the Debtors and Related Procedures (the “Assumption Notice”) (ECF No. 78 as modified by ECF No. 139), which set forth a list of executory contracts and unexpired leases reflecting the Debtors’ intention to assume, or assume and assign, as applicable, certain contracts or unexpired leases in connection with the Plan.  Pursuant to the Plan, all obligations or Cure amounts relating to executory contracts and unexpired leases shall be paid in the ordinary course, therefore the Assumption Notice did not include proposed Cure amounts.  Any counterparty to an executory contract or unexpired lease had ten (10) days from the service of an assumption notice to object to proposed assumption and assignment.  A counterparty’s failure to object timely to a notice of the proposed assumption or assumption and assignment, as applicable, shall be deemed as an assent by such counterparty to the assumption or assumption and assignment, as applicable, of the applicable executory contract or unexpired lease notwithstanding any provision thereof that purports to (1) prohibit, restrict, or condition the transfer or assignment of such contract or lease, or (2) terminate or permit the termination of a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan, and (i) shall forever be barred and enjoined from asserting such objection against the Debtors or terminating or modifying such contract or lease on account of transactions contemplated by the Plan and (ii) shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment, as applicable.  Upon assumption of an unexpired lease, the Debtors agree to pay, to the extent applicable under the lease, all charges accrued as of the date of Debtors’ assumption of such lease, but not yet billed, including, but not limited to, common area maintenance, real estate taxes, overage rent, percent rent, utilities and similar charges that are payable under the lease.

21.                     Conditions to Effective Date.  The Plan shall not become effective unless and until the conditions set forth in Section 9.2 of the Plan have been satisfied or waived pursuant to Section 9.3 of the Plan.  In the event that one or more of the conditions specified in Section 9.2 of the Plan have not occurred and the Effective Date has not occurred on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors; (b) prejudice in any manner the rights of any Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Lenders, the Credit Agreement Agent, or any other Entity.

22.                               Professional Compensation.  All retained professionals of the Debtors seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (a) shall file, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred; (b) shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

23.                               Discharge of Claims and Termination of Interests.  Subject to Paragraph 28 and except as otherwise expressly provided for in the Plan or this Confirmation Order, upon the Effective Date and in consideration of the distributions to be made under the Plan, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interest, rights, and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors.

24.                               Release and Exculpation Provisions.  All release and exculpation provisions set forth in the Plan, including but not limited to those contained in Sections 10.6 and 10.7 of the Plan, are approved and shall be effective and binding on all persons and entities, to the extent provided therein.

25.                               Retention of Causes of Action/Reservation of Rights.  Except as otherwise provided in the Plan, including in Sections 10.5, 10.6, and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, with respect to the litigation styled Fairway Paramus LLC v. Public Service Electrical & Gas Co., Action No. L-8139-15 (N.J. Super. Ct.) and the proof of claim of Fairway Group Central Services LLC against White Rose, Inc. in the bankruptcy proceeding styled In re ADI Liquidation, Inc. (f/k/a AWI Delaware, Inc.), et al. (Ch. 11 Case No. 14-12092 (KJC) (Bankr. D. Del.), and any other affirmative Causes of Action against parties with a relationship with the Debtors.  The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.  Notwithstanding the foregoing, the Debtors shall not retain any Claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Plan against the Released Parties or arising under chapter 5 of the Bankruptcy Code (except that such Claims or Causes of Action may be asserted as a defense to a Claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

26.                               Terms of Injunctions or Stay.  Subject to paragraph 28, unless otherwise provided in the Plan or in a Final Order of the Bankruptcy Court, all injunctions, including the injunction set forth in section 10.5(b) of the Plan, or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, are hereby approved or confirmed and shall remain in full force and effect until the later of the Effective Date or the date indicated in the order providing for such injunction or stay.  For the avoidance of doubt, the Trading Order shall remain enforceable beyond the Effective Date with respect to Existing Holdings Interests.  The Trading Order has no applicability or effect with respect to the trading of New Common Stock.

27.                               Injunction Against Interference with Plan.  Upon entry of the Confirmation Order, all holders of Claims or Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

28.                               Limitation or Discharge and Modification of Automatic Stay and Inunction for Prepetition Actions.  Notwithstanding anything to the contrary in the Plan or this Confirmation Order, any Allowed General Unsecured Claim for a direct injury to the claimant that is unrelated to or not based upon any act or omission by the Released Parties in connection with the Plan, the Definitive Documents or the solicitation process, and that has not been resolved or paid by the Debtors in the ordinary course as of the date of this Confirmation Order, including, personal injury litigations against the Debtors or the Reorganized Debtors, shall not be discharged or released and shall continue and/or be paid in the ordinary course pursuant to Section 4.4 of the Plan, subject to all defenses or disputes the Debtors or Reorganized Debtors may have with respect to such Claims which shall be retained by the Reorganized Debtors.  Nothing in the Plan or in this Confirmation Order shall affect, limit or enjoin in any respect the rights of any entity in respect of any complaint filed or action commenced against the Debtors or Reorganized Debtors prior to the Commencement Date or that could have been filed or commenced against the Debtors prepetition alleging or based upon a direct injury (other than in respect of the Credit Agreement) that is unrelated to and not based upon any acts or omissions by the Released Parties in connection with the Plan, the Definitive Documents or the solicitation process to prosecute such action in the court or tribunal in which such action was commenced on and after the Effective Date; provided that, any derivative claim alleging or based upon a generalized harm to the Debtors’ Estates or other claims that constitutes property of the Debtors and their Estates shall be released, enjoined and limited to the extent set forth in the Plan.  To the extent that an entity is successful either in prosecuting such direct action or settling such direct action, such entity will be deemed to have an Allowed General Unsecured Claim as of the date of such settlement or successful prosecution of the action and shall be afforded the treatment set forth in Section 4.4 of the Plan and afforded to all other holders of Allowed General Unsecured Claims or to seek to collect amounts sought in connection with such direct action.  Further, notwithstanding anything to the contrary in the Plan or this Confirmation Order, UNFI’s General Unsecured Claims and/or Administrative Claims for direct injury that are unrelated to or not based upon any act or omission by the Released Parties in connection with the Plan, the Definitive Documents or the solicitation process, and that has not been resolved or paid by the Debtors in the ordinary course as of the date of this Confirmation Order, shall not be discharged, released, exculpated, or enjoined, and shall continue and/or be paid in the ordinary course pursuant to Section 4.4 of the Plan whether or not Allowed, subject to all defenses or disputes the Debtors or Reorganized Debtors may have with respect to such Claims which shall be retained by the Reorganized Debtors except for any defense pursuant to section 502(d) of the Bankruptcy Code, which is hereby waived.

29.                               Survival of Debtors’ Indemnification Obligations.  Pursuant to Section 8.5 of the Plan, subject to the occurrence of the Effective Date, any obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements or other organizational documents to indemnify current and former officers, directors, agents and/or employees with respect to all present and future actions, suits and proceedings against the Debtors or such directors, officers, agents and/or employees, based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations described Section 8.5 of the Plan shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.  In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Commencement Date, and all members, managers, directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors and/or officers remain in such positions after the Effective Date.

30.                               Payment of Fees and Expenses of DIP Agent and Credit Agreement Agent.  On the Effective Date, or as soon as reasonably practicable thereafter, the Credit Agreement Agent Fees and the DIP Agent Fees shall be Allowed and shall be paid in full, in Cash, without the requirement for the filing of a proof of claim, retention applications, fee applications or any other applications in the Chapter 11 Cases, provided, however, that at least three (3) calendar days prior to the Effective Date the Credit Agreement Agent and the DIP

Agent (or their representatives) shall provide the Debtors with (i) invoices reasonably documenting the DIP Agent Fees and the Credit Agreement Agent Fees through the date that is ten (10) calendar days prior to the Effective Date and (ii) an estimate of DIP Agent Fees and the Credit Agreement Agent Fees that the DIP Agent and the Credit Agreement Agent, respectively, reasonably anticipate to incur from such date through the Effective Date.

31.                               Insurance Policies.  All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order, including any workers’ compensation insurance or policies, shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms.  All other insurance policies shall vest in the Reorganized Debtors.

32.                               Collective Bargaining Agreements.  The five (5) collective bargaining agreements between the Debtors and each of (a) the United Food and Commercial Workers International Union, Local 1500; (b) the United Food and Commercial Workers International Union, Local 1262; (c) the United Food and Commercial Workers International Union, Local 371; (d) the United Food and Commercial Workers International Union, Local 1500 (Drivers); and (e) the United Service Workers Union, Local 339 (the “Collective Bargaining Agreements”) shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under the Plan.  Each of the Collective Bargaining Agreements with the respective unions shall remain in full force and effect on and after the Effective Date, subject to the respective terms thereof.

33.                               Intellectual Property Licenses and Agreements.  All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of this Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be deemed assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors (with the reasonable consent of the Requisite Lenders) in accordance with Section 8.1 of the Plan.  Unless otherwise noted in the Plan or this Confirmation Order, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated in the Plan.

34.                               Employee Matters.

(a)                                 Pursuant to Section 8.1 of the Plan, the Debtors shall be deemed to have assumed all employment and/or severance arrangements (as modified by Section 5.10 of the Plan (collectively, the “Employment Agreements”)) existing as of the Commencement Date for the key employees listed on Exhibit B to the Plan.  Any employee listed on Exhibit B to the Plan shall continue to be employed by the Reorganized Debtors on and after the Effective Date in their current capacities pursuant to their existing terms of employment, and the obligations of the Debtors in connection with such employment, including, without limitation, severance obligations pursuant to the Employment Agreements, shall be transferred to and become obligations of the Reorganized Debtors, continue in full force and effect, and shall be payable in the ordinary course of business in accordance with the terms of such Employment Agreements; provided, that if any such key employee is entitled to severance under such employee’s Employment Agreement on or after the Effective Date, whether on account of a termination without cause by the Reorganized Debtors, a “change of control” transaction, or any other reason, such employee’s maximum severance entitlement shall be limited to the lesser of (a) one (1) year of base salary and (b) the severance amount provided in such employee’s Employment Agreement; provided, further, that, upon a termination by the Debtors without cause or by such key employee for Good Reason (as such term is defined in such key employee’s Employment Agreement), any prohibitions or restrictions on employment, including, but not limited to, covenants not to compete, in existing Employment Agreements shall be inapplicable.  The Reorganized Debtors shall amend existing employment agreements consistent with the foregoing, which shall become automatically effective on the Effective Date without any further authorization or approval.  For the avoidance of doubt, the occurrence of the Effective Date and the consummation of the transactions contemplated by the Plan shall not constitute a “change of control” under any Employment Agreement and shall not trigger any severance payment obligation by the Reorganized Debtors.  Notwithstanding the foregoing, Mr. Edward Arditte has entered into a separation agreement pursuant to which he will step down as an officer of the Fairway Entities effective as of the close of business on the Effective Date and cease to be an employee of the Fairway Entities effective at the close of business on July 5, 2016.  Mr. Arditte’s Employment Agreement (as amended on May 2, 2016) and separation agreement, which provides for the payment of one year’s severance in accordance with his employment agreement upon the delivery of a customary release and his compliance with the non-compete and non-solicitation provisions of his employment agreement, shall be honored and all obligations thereunder shall be paid in full as an assumed obligation of the Debtors and Reorganized Debtors.

(b)                                 Within sixty (60) days following the Effective Date, the New Board may establish a Management Incentive Plan for members of the Reorganized Debtors’ management.  The participants and amounts allocated under the Management Incentive Plan shall be determined in the sole discretion of the New Board, provided that the New Board will consult with the Chief Executive Officer of Reorganized Holdings regarding the participants and allocation of amounts to other members of the Reorganized Debtors’ management.

35.                               Payment of Statutory Fees.  On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

36.                               Intercompany Claims.  Notwithstanding anything to the contrary herein, on the Effective Date, or as soon as practicable thereafter, all Intercompany Claims shall be adjusted, reinstated, or discharged to the extent reasonably determined to be appropriate by the Debtors and the Requisite Lenders.

37.                               Withholding Rights.  In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.  Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution.  Any party issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

38.                               Tax Forms related to Distributions.  Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8, unless such Entity is exempt under the Tax Code and properly so notifies the Disbursing Agent.  If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

39.                               Utility Deposits.  On the Effective Date, the Debtors are authorized to release any and all funds deposited into any segregated accounts maintained for the benefit of any utility companies pursuant to the Order of the Court approving the Debtors’ proposed form of adequate assurance of payment for future utility services and granting related relied (ECF No. 133).

40.                               Exemption from Transfer Taxes.  Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any Lien, mortgage, deed of trust, or other security interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise); (d) the grant of collateral under the Amended and Restated Credit Agreement; and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax; or other similar tax or governmental assessment.  Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to this Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

41.                               Documents, Mortgages, and Instruments.  Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Confirmation Order.

42.                               Reversal/Stay/Modification/Vacatur of Confirmation Order.  Except as otherwise provided in this Confirmation Order, if any or all of the provisions of this Confirmation Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Bankruptcy Court, or any other court, such reversal, stay, modification or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken by the Debtors or the Reorganized Debtors, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur.  Notwithstanding any such reversal, stay, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

43.                               Retention of Jurisdiction.  On and after the Effective Date, pursuant to sections 105 and 1142 of the Bankruptcy Code, this Bankruptcy Court, except as otherwise provided in the Plan or in this Confirmation Order, shall retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including, but not limited to, jurisdiction over the matters set forth in Article XI of the Plan.

44.                     Modifications and Amendments.  The Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code.  Subject to the consent rights of the Requisite Lenders as set forth in the Restructuring Support Agreement, before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court.

45.                               Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent.  The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

46.                               Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

47.                               Applicable Non-bankruptcy Law.  Pursuant to section 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan and related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

48.                               Waiver of Filings.  Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Bankruptcy Court or the Office of the U.S. Trustee is hereby waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

49.                     Governmental Approvals Not Required.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and Disclosure Statement, any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

50.                               Notice of Entry of Confirmation Order and Effective Date.  On or before the fourteenth (14th) day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order (which may be combined with the Notice of the Effective Date) pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all known creditors and interest holders, the U.S. Trustee, and other parties in interest, by causing notice of entry of this Confirmation Order (the “Notice of Confirmation”), to be delivered to such parties by first-class mail, postage prepaid.  The Debtors shall also post the Notice of Confirmation on the website maintained by the Claims and Noticing Agent, at http://cases.primeclerk.com/fairway (the “Case Website”).  The notice described herein is adequate under the circumstances, and no other or further notice is necessary.

51.                     Notice of Effective Date.  As soon as practicable after the occurrence of the Effective Date, the Reorganized Debtors shall serve notice of the Effective Date on all creditors and interest holders, the U.S. Trustee, and other parties in interest, by causing notice of the Effective Date (“Notice of Effective Date”) to be delivered to such parties by first-class mail, postage prepaid.  The Reorganized Debtors shall also post the Notice of Effective Date on the Case Website.

52.                     Waiver of Section 341(a) Meeting.  As of the date of this Confirmation Order, the Section 341(a) Meeting has not been convened.  The convening of the Section 341(a) Meeting is hereby waived in accordance with Part VII.B. of the Guidelines.

53.                     Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

54.                     Operating Reports. The Reorganized Debtors shall file post-confirmation operating reports in compliance with the United States Trustee’s Operating Guidelines and Reporting Requirements for Debtors in Possession and Trustees until the entry of (i) a Final Decree closing these Chapter 11 Cases or (ii) an order dismissing or converting the cases to cases under chapter 7 of the Bankruptcy Code.

55.                     Final Order.  This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

56.                     Inconsistency.  To the extent of any inconsistency between this Confirmation Order and the Plan, this Confirmation Order shall govern.

57.                     Lake Grove Owners LLC.  Notwithstanding anything to the contrary in the Plan, as the same maybe modified, amended or restated from time to time, or in this Confirmation Order, nothing in the Plan as the same maybe modified, amended or restated from time to time or in this Confirmation Order shall limit, constitute a release of or bar to the prosecution of any non-derivative claims or causes of action arising out of, relating to or in connection with the lease dated, September 26, 2013, as amended by a first amendment of lease dated as of November 20, 2013, between Fairway Lake Grove LLC and Lake Grove Owners LLC,  that Lake Grove Owners LLC has or might have as against Fairway Lake Grove LLC, the Debtors, the reorganized Debtors or any former or current officer or director of any of the Debtors or Fairway Lake Grove LLC subject to any defenses or claims that such parties may have or could assert thereto.

58.                     Stay of Confirmation.  The requirements under Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of 14 days after entry of the order are hereby waived.  This Confirmation Order shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6004(g), 6006(d), or 7062.

59.                     No Waiver.  The failure to specifically include any particular provision of the Plan in this Confirmation Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Bankruptcy Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

Dated:                                       , 2016

New York, New York

UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Second Amended Plan